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Exhibit 99.1

FOR IMMEDIATE RELEASE                           www.fairchildsemi.com
FEBRUARY 20, 2002
                                                Corporate Communications:
                                                Fran Harrison
                                                207-775-8576
                                                fran.harrison@fairchildsemi.com

                                                Public Relations Firm
                                                Barbara Ewen
                                                CHEN PR
                                                781-466-8282
                                                bewen@chenpr.com

NEWS RELEASE


        FAIRCHILD SEMICONDUCTOR RAISES FIRST QUARTER 2002 REVENUE OUTLOOK

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   INCREASING BACKLOG, STRONG POWER BOOKINGS CONTRIBUTE TO IMPROVED VISIBILITY

South Portland, Maine - Kirk Pond, president, chairman and CEO of Fairchild Semiconductor International, Inc. (NYSE: FCS) today stated Fairchild is seeing improving order rates and raised its revenue guidance for first quarter 2002. The company now expects its first quarter revenues to be roughly flat from fourth quarter levels. Fairchild had previously guided first quarter revenues to be down 3% to 5% sequentially. Pond made the remarks at the Credit Suisse First Boston Semiconductor and Semiconductor Capital Equipment Conference in Miami, Florida.

"Our bookings have been running stronger than we previously expected through the first seven weeks of the quarter," said Pond. "Normally orders in the first quarter don't accelerate until mid-February, but we've actually had fairly good bookings since the third week of January.

"We're particularly encouraged by the continued demand from the personal computing and consumer end markets, in what is usually a seasonally soft period for these segments. Demand from wireline communications, networking and power supply segments have maintained their slow and steady rebound, while wireless handset demand has remained seasonally weak," stated Pond. "Overall, our book-to-bill ratio continues to run well above 1:1 and we now believe our revenues for the quarter will be roughly flat from fourth quarter levels.

"Demand has been strongest for our power analog and power discrete products, especially our low voltage power MOSFETs in advanced surface mount packages," said Pond. "Historically, as we come out of industry downturns, demand for our newest products has rebounded first and the current cycle seems to be following this pattern. Order rates for our more mature standard logic, discrete and standard linear products continue to lag our newer products. We've seen competitive pricing for these mature products become more aggressive this quarter, which we believe indicates there is still excess industry capacity for these older legacy products. As a result of these continued pricing pressures, we now expect gross margins to be sequentially down as much as 100 to 150 basis points overall in the first quarter.

"Our 26-week backlog has grown several percent since the end of the fourth quarter which means our visibility into the second quarter is improving," continued Pond. "While we expect to continue to face a challenging pricing environment for the mature part of our product mix, we're very encouraged by the strong demand for our newer products and remain confident that we'll be able to grow gross margins in the second quarter and beyond by improving our factory utilization rates.

"In summary, I believe this update provides continued evidence that the Fairchild strategy is working," said Pond. "We believe we have again out-invested many of our competitors through a downturn, and are reaping the benefits of a strong new product portfolio. In the fourth quarter of 2001, new products accounted for 36% of Fairchild's total revenues. We expect our business to further benefit from positive operating leverage going forward as we continue to improve our product mix and increase our factory output levels. We continue to expect the industry recovery to accelerate as we move through 2002 and we believe Fairchild's strength in power products,

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coupled with our multi-market strategy and geographic sales penetration, will allow us to continue to grow worldwide market share in our targeted product segments."

Fairchild expects to report its first quarter financial results on April 23, 2002.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS:

The paragraphs above contain forward-looking statements that are based on management's assumptions and expectations and that involve risk and uncertainty. Forward-looking statements usually, but do not always, contain forward-looking terminology such as "we believe," "we expect," or "we anticipate," or refer to management's expectations about Fairchild's future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors' actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. These and other risk factors are discussed in the company's quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor's web site at investor.fairchildsemi.com or the SEC's web site at www.sec.gov.

ABOUT FAIRCHILD SEMICONDUCTOR INTERNATIONAL:

Fairchild Semiconductor International (NYSE: FCS) is a leading global supplier of high performance products for multiple end markets. With a focus on developing leading edge power and interface solutions to enable the electronics of today and tomorrow, Fairchild's components are used in computing, communications, consumer, industrial, automotive and aerospace applications. Fairchild's 10,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.